Important Notice of GPE Stock Trading Blackout Period

To:	Officers and Directors of Great Plains Energy Incorporated

From:	Jeanie Sell Latz, Corporate Secretary

Re:	Prohibition on Trading in GPE Securities During a Blackout Period

Date:	February 11, 2005

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This notice is to advise you that there will be a blackout period under the Great Plains Energy Incorporated Employee Savings Plus (ESP) Plan and the Capital Accumulation Plan (CAP) during which there will be a trading blackout prohibiting you from effecting certain transactions in Great Plains Energy common stock.

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Great Plains Energy is in the process of moving recordkeeping and trustee services for the ESP and CAP Plans from Marshall & Ilsley (M&I) to Fidelity Investments (Fidelity). To allow reconciliation of accounts in connection with this change, there will be a blackout period during which the ability of participants in the ESP Plan to trade in Great Plains Energy common stock will be suspended. As required by the U.S. Department of Labor, on February 11, 2005, we sent affected parties notice of the ESP and CAP Plans' blackout periods.

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The trading blackout period will begin on March 24, 2005 and is expected to end the week of April 17, 2005. This blackout period may end earlier or later; please call Jeanie Sell Latz at 816.556.2936 the week of April 17 to determine whether the trading blackout period has ended.

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Because you are a Section 16(b) Reporting Person, during the trading blackout period, you may not purchase, sell or otherwise acquire or transfer any equity securities of Great Plains Energy unless a specific exemption applies. This restriction also applies to Great Plains Energy equity securities owned by members of your immediate family, as well as those owned pursuant to other financial relationships you might have. For example, your proportionate interest in a portfolio containing GPE securities, held by a partnership of which you are a partner, might be covered.

*	By way of example, during the trading blackout period, you may not

	1.	Engage in open market or private transactions in Great Plains Energy stock.

	2.	Exercise Great Plains Energy stock options.

	3.	Direct the transfer of funds in your ESP Plan account into or out of the GPE stock fund if you are an officer.

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The prohibition on dispositions of Great Plains Energy stock only applies to Great Plains Energy stock acquired in connection with your service as a director or employee of Great Plains Energy. However, there is a rebuttable presumption that any Great Plains Energy stock sold during the trading blackout period was acquired in connection with your service for Great Plains Energy. This presumption may only be rebutted if you can demonstrate that you acquired them prior to your service with Great Plains Energy in a transaction unrelated to your service with Great Plains Energy.

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If you engage in a transaction in Great Plains Energy stock in violation of these restrictions, regardless of your intent, Great Plains Energy (or a Great Plains Energy shareholder acting on behalf of Great Plains Energy) may bring an action to recover any profits you realized as a result of the transaction. In addition, the Securities Exchange Commission may bring an action seeking to prevent a violation of the restrictions from taking place or to impose penalties or any other available remedies.

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You may contact Jeanie Sell Latz, Corporate Secretary, by telephone at 816.556.2936, or by mail at 1201 Walnut, P.O Box 418679, Kansas City, Missouri 64141, with any questions that you may have concerning the trading blackout period or the trading restrictions. Any transaction by you or your family members involving Great Plains Energy stock (including charitable gifts) between the date of this notice and the end of the trading blackout period must be pre-approved by Ms. Latz.